Exhibit 99.1

Milacron Reports Third-Quarter Loss of $.32 Per Share Before
Restructuring Charges - In Line With Guidance

CINCINNATI, OHIO, November 9, 2001...Milacron Inc. (NYSE: MZ) today reported a net loss of $.55 per share, including $.23 per share in restructuring charges, on a 25% sales decline in the quarter ended September 30 - consistent with company guidance issued six weeks ago.

Third-Quarter Consolidated Results
Sales in the third quarter of 2001 were $295 million, down 25% from $394 million in the third quarter of 2000. New orders fell 24% to $290 million from $380 million. Low sales volumes, underutilization of assets and restructuring costs led to a net loss in the quarter of $18.4 million, or $.55 per diluted share, compared to net earnings of $18.5 million, or $.53 per diluted share, in the third quarter a year ago.

"During the quarter, we continued to focus on factors within our control, namely working capital management, restructuring and operating efficiency," said Ronald D. Brown, Milacron's chairman, president and chief executive officer. "Despite depressed demand, we reduced inventory by $23 million, allowing us to generate approximately $20 million of net cash from operating activities.

"We made good progress in executing the restructuring plan we announced in July, closing some of our smaller facilities and consolidating production into our larger plants. We trimmed overhead significantly and implemented increasingly stringent cost-control measures. And we continued to make structural and process improvements to the way we run our businesses. We're using Six Sigma and 'lean' manufacturing tools throughout our operations, which we believe will benefit us not only during this downturn but also when the recovery comes," Brown said.

Year-To-Date Consolidated Results
For the first nine months of 2001, Milacron's sales were $957 million, down 20% from $1.195 billion in the same period last year. New orders fell to $938 million from $1.181 billion in 2000. Year to date in 2001, the company has had a net loss of $13.8 million, or $.42 per share, including $7.8 million, or $.23 per share, in after-tax restructuring charges. This compared to net earnings of $50.3 million, or $1.41 per share, for the first three quarters of 2000.

Segment Results
Plastics Technologies
Sales and new orders in the quarter totaled $151 million each, down from $213 million and $199 million, respectively, in the third quarter of 2000. While the sharpest declines occurred in the group's injection molding machine business in North America, overall machinery sales were off almost 40% worldwide. Sales of the group's non-machinery businesses - mold bases, related components and MRO (maintenance, repair and operating) items - fell by almost 20% excluding acquisitions and experienced increasing pricing pressure. On an operating basis, the group lost $9.5 million in the third quarter of 2001, compared to segment earnings of $26.2 million in the year-ago quarter.

Year to date, the plastics group's sales and new orders were off by about 25% at $497 million and $477 million compared to $652 million and $632 million, respectively, for the first nine months of 2000. Operating earnings were $0.3 million versus $74.2 million a year ago.

Metalworking Technologies
Sales were $144 million in the third quarter, down from $181 million in 2000. The year-ago quarter included $8 million in sales from the group's now-divested European industrial magnets business, while sales in the most recent quarter were reduced by about $3 million by adverse currency translation. Excluding the effects of currency translation and the divestiture, the group's sales declined by 15%, primarily as a result of lower production rates in the automotive industry and most other metalworking sectors in North America. Segment operating earnings fell to $1.3 million from $17.2 million in the year-ago quarter.

For the first three quarters of 2001, the metalworking group's sales were $460 million, down 15% from $543 million in 2000. About half of the decline was the result of the divestiture ($26 million) and adverse currency translation ($15 million). Excluding these two factors, year-to-date sales were off about 8% from 2000. Operating earnings in the first nine months totaled $21.0 million compared to $49.6 million in the same period last year.

Restructuring and Efficiency Improvement
In the third quarter, Milacron closed and consolidated small manufacturing operations in both groups, incurring pre-tax charges of $12.6 million, or $.23 per share after tax. Similar measures are being implemented even more aggressively in the fourth quarter and are projected to result in modestly higher restructuring charges. All told, Milacron expects the actions in the second half of 2001 to produce cost savings of approximately $30 million in 2002.

The new consolidations emphasize fixed-cost reduction and are in addition to a variety of measures taken in 2000 and in the first half of 2001. In 2000, the company completed a series of efficiency initiatives in Europe and North America, closing five manufacturing plants and five office facilities, while paring back global employment by almost 5%. Additional measures in the first half of 2001 further reduced employment levels in North America by 15%.

During the quarter, Milacron initiated more than a dozen internal "lean" manufacturing projects, most of which are directed at improving cash flow, primarily through reduced cycle times. Successful implementation of these projects, which use the Six Sigma methodology, is expected to lower working capital requirements by approximately $20 million within one year. The company plans to launch several more lean manufacturing initiatives early next year and throughout 2002.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,000 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, grinding wheels, and carbide die and wear parts. For further information, visit the company's web site, www.milacron.com, or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Note: To access the open investor conference call live on 11/9 at 11:00 a.m. EST, go to www.milacron.com or dial (913) 981-5571. For the conference call replay from 11/9 to 11/16, go to www.milacron.com or dial (719) 457-0820, ID # 584215.

Milacron Inc. and Subsidiaries

Third Quarter 2001

	Three Months Ended September 30,		Nine Months Ended September 30,

	2001	2000	2001	2000

Sales	$294,890,000	$393,955,000	$957,222,000	$1,195,401,000

Net earnings (loss) (a)	(18,363,000)	18,518,000	(13,764,000)	50,345,000
Per Share
Basic	(0.55)	0.53	(0.42)	1.42
Diluted	(0.55)	0.53	(0.42)	1.41

Common Shares
Weighted average outstanding for basic EPS	33,200,000	34,588,000	33,203,000	35,379,000
Weighted average outstanding for diluted EPS	33,304,000	34,678,000	33,351,000	35,487,000
Outstanding at quarter end	33,375,000	34,348,000	33,375,000	34,348,000

(a)	For the three and nine month periods ended September 30, 2001, includes after tax restructuring costs of $7.8 million, or $.23 per share. In 2000, includes after tax restructuring costs of $.4 million, or $.01 per share, and $1.4 million, or $.04 per share, for the three and nine month periods of that year.

Consolidated Earnings Milacron Inc. and Subsidiaries
Third Quarter 2001

(In millions, except per-share data)	Three Months Ended September 30,		Nine Months Ended September 30,

	2001	2000	2001	2000

Sales	$294.9	$394.0	$957.2	$1,195.4
Cost of Products Sold	244.7	292.0	758.1	885.1
Cost of Products Sold related to restructuring (a)	3.6	—	3.6	—

Total cost of products sold	248.3	292.0	761.7	885.1

Manufacturing margins	46.6	102.0	195.5	310.3
Percent of sales	15.8%	25.9%	20.4%	26.0%

Other costs and expenses
Selling and administrative	60.6	65.8	186.6	199.3
Restructuring costs (a)	9.0	0.6	9.0	2.1
Gain on divestiture of business (b)	—	(1.5)	—	(1.5)
Other-net	3.2	(0.9)	6.8	6.3

Total other costs and expenses	72.8	64.0	202.4	206.2

Percent of sales	24.7%	16.2%	21.1%	17.2%

Operating earnings (loss)	(26.2)	38.0	(6.9)	104.1
Percent of sales	-8.9%	9.6%	-0.7%	8.7%

Interest expense - net of interest income	(10.0)	(10.5)	(29.2)	(29.6)

Earnings (loss) before income taxes and minority shareholders' interests	(36.2)	27.5	(36.1)	74.5
Provision (benefit) for income taxes	(18.3)	8.5	(24.0)	23.1

Earnings (loss) before minority shareholders' interests	(17.9)	19.0	(12.1)	51.4
Minority shareholders' interests	0.5	0.5	1.7	1.1

Net earnings (loss)	$(18.4)	$18.5	$(13.8)	$50.3

Earnings (loss) per common share
Basic	$(0.55)	$0.53	$(0.42)	$1.42

Diluted	$(0.55)	$0.53	$(0.42)	$1.41

(a)	In 2001, represents third quarter restructuring costs ($7.8 million after tax, or $.23 per share). In 2000, represents additional restructuring costs ($.4 million, or $.01 per share, for the third quarter and $1.4 million, or $.04 per share, for the year to date) related to initiatives announced in 1999 to improve operating efficiency and strengthen synergies with recently acquired businesses and to consolidate Uniloy's European operations.
(b)	Represents a gain ($.8 million after tax or $.02 per share) on the sale of the company's industrial magnets business.

Note: These statements are unaudited and subject to year-end adjustments.

Consolidated Balance Sheets Milacron Inc. and Subsidiaries
Third Quarter 2001

(In millions)	September 30, 2001	September 30, 2000

Assets
Cash and cash equivalents	$63.2	$27.2
Notes and accounts receivable-net	170.4	202.9
Inventories	373.3	373.0
Other current assets	65.4	51.7
Property, plant and equipment-net	306.6	297.3
Other noncurrent assets	523.5	499.2

Total assets	$1,502.4	$1,451.3

Liabilities and Shareholders' Equity
Bank Borrowings and current portion of long-term debt	$112.8	$92.5
Trade accounts payable and advance billings and deposits	113.1	144.8
Other current liabilities	140.5	171.2
Long-term accrued liabilities	198.2	188.1
Long-term debt	481.4	374.5
Shareholders' equity	456.4	480.2

Total liabilities and shareholders' equity	$1,502.4	$1,451.3

Consolidated Cash Flows Milacron Inc. and Subsidiaries

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2001	2000	2001	2000

Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings (loss)	$(18.4)	$18.5	$(13.8)	$50.3
Depreciation and amortization	14.6	14.4	44.6	44.6
Restructuring costs	12.6	—	12.6	—
Gain on divestiture of business	—	(1.5)	—	(1.5)
Working capital changes
Notes and accounts receivable	15.6	14.0	37.9	0.7
Inventories	22.9	(9.8)	3.1	(23.5)
Other current assets	3.9	(1.4)	(0.7)	(7.2)
Trade accounts payable and other current liabilities	(28.2)	(0.2)	(109.8)	(7.6)
Deferred income taxes and other-net	(2.8)	(3.6)	(2.9)	(6.4)

Net cash provided (used) by operating activities	20.2	30.4	(29.0)	49.4

Investing activities cash flows
Capital expenditures	(7.3)	(10.7)	(23.3)	(27.6)
Divestitures	—	14.2	—	11.2
Acquisitions and other-net	0.7	2.7	(23.7)	(0.1)

Net cash provided (used) by investing activities	(6.6)	6.2	(47.0)	(16.5)

Financing activities cash flows
Dividends paid	(4.1)	(4.2)	(12.2)	(12.9)
Issuance of long-term debt	—	—	5.4	110.1
Repayments of long-term debt	(0.3)	(12.3)	(4.0)	(145.1)
Increase (decrease) in bank borrowings	16.3	(18.1)	112.3	(5.9)
Net purchase of treasury and other common shares	—	(7.4)	(3.7)	(31.3)

Net cash provided (used) by financing activities	11.9	(42.0)	97.8	(85.1)

Effect of exchange rate fluctuations on cash and cash equivalents	1.0	(0.8)	0.2	(1.9)

Increase (decrease) in cash and cash equivalents	26.5	(6.2)	22.0	(54.1)

Cash and cash equivalents at beginning of period	36.7	33.4	41.2	81.3

Cash and cash equivalents at end of period	$63.2	$27.2	$63.2	$27.2

Note: These statements are unaudited and subject to year-end adjustments.

Segment and Supplemental Information Milacron Inc. and Subsidiaries
Third Quarter 2001

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2001	2000	2001	2000

Plastics Technologies
Sales	$151.4	$213.0	$497.1	$652.0
Operating cash flow (a)	(1.4)	33.6	24.2	97.7
Segment earnings (loss)	(9.5)	26.2	0.3	74.2
Percent of sales	-6.3%	12.3%	0.1%	11.4%
New Orders	150.6	199.4	476.6	632.2

Metalworking Technologies
Sales	$143.5	$181.0	$460.1	$543.4
Operating cash flow (a)	7.6	24.1	41.1	70.3
Segment earnings	1.3	17.2	21.0	49.6
Percent of sales	0.9%	9.5%	4.6%	9.1%
New Orders	139.6	180.5	460.9	548.7

Total Consolidated Operations
Sales	$294.9	$394.0	$957.2	$1,195.4
Operating cash flow (a)	1.0	51.6	50.3	149.4
Segment earnings (loss)	(8.2)	43.4	21.3	123.8
Restructuring costs (b)	(12.6)	(0.6)	(12.6)	(2.1)
Gain on divestiture of business (c)	—	1.5	—	1.5
Corporate expenses	(3.9)	(4.4)	(12.6)	(13.7)
Other unallocated expenses (d)	(1.5)	(1.9)	(3.0)	(5.4)

Operating earnings (loss)	(26.2)	38.0	(6.9)	104.1
Percent of sales	-8.9%	9.6%	-0.7%	8.7%
New Orders	290.2	379.9	937.5	1,180.9
Ending backlog	155.8	205.0	155.8	205.0

(a)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization).
(b)	In 2001, represents third quarter restructuring costs ($7.8 million after tax, or $.23 per share). In 2000, represents additional restructuring costs ($.4 million, or $.01 per share, for the third quarter and $1.4 million, or $.04 per share, for the year to date) related to initiatives announced in 1999 to improve operating efficiency and strengthen synergies with recently acquired businesses and to consolidate Uniloy's European operations.
(c)	Represents a gain on the sale of the company's industrial magnets business.
(d)	Other unallocated expenses include financing costs related to the sale of accounts receivable.

Note: These amounts are unaudited and subject to year-end adjustments.